Exhibit 4.19

EXECUTION VERSION

Warrant Instrument

in respect of Warrants

to subscribe for Common Shares

issued by

LumiraDx Limited

to

BPCR Limited Partnership

and

BioPharma Credit Investments V (Master) LP

__ [●] 2021

100 Bishopsgate

London

EC2N 4AG

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

THIS WARRANT INSTRUMENT is (the “Warrant Instrument”) executed on ___ [●] 2021 by LumiraDx Limited (company number 314391) a company incorporated in the Cayman Islands, whose registered office is at Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands (together with any Person that becomes a successor to the Company, the “Company”) and BPCR Limited Partnership, a limited partnership established under the laws of England and Wales with registration number LP020944 (“BPCR LP”) and BioPharma Credit Investments V (Master) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (as a “BioPharma Credit Investments V”).

WHEREAS

(1)	The Company has, by resolution of its directors, agreed to issue Warrants (as defined below) in the share capital of the Company on the terms set out in this Warrant Instrument.

(2)

The registered holder(s) of shares in the Company have, pursuant to resolutions passed on [●] [●] 2021, disapplied pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of Warrants (defined below) and the Common Shares to be issued pursuant to the exercise of the Subscription Rights (as defined below) under this Warrant Instrument.

(3)	The Company has accordingly executed this Warrant Instrument as a deed in favour of BPCR LP and BioPharma Credit Investments V and any other Warrantholders (as defined below) from time to time.

BY THIS WARRANT INSTRUMENT THE COMPANY DECLARES AND COVENANTS as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Warrant Instrument, the following words and expressions shall have the following meanings unless the context otherwise requires:

“Adjustment Event” means any:

(a)	sub-division, reclassification, or consolidation of or in respect of the Equity Shares;

(b)

allotment or issue of Equity Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund), or by way of dividend in specie or distribution (including scrip dividend or distribution in specie or bonus issue); and

(c)	cancellation or purchase by the Company of Equity Shares or any reduction or repayment of share capital or reserve;

but, for the avoidance of doubt, an Adjustment Event shall not occur or arise upon the issue of the Merger Consideration pursuant to the Merger Agreement.

“Adjustment Notice” has the meaning given to it in Schedule 3;

“Admission” means:

(a)

in the case of the Common Shares being admitted to trading on the London Stock Exchange’s market for listed securities: (i) the admission to the Official List of the UK Listing Authority becoming effective in accordance with the Listing Rules; and (ii) the admission to trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange; or

(b)	the Common Shares being approved for listing, subject only to notice of issuance, on any U.S. National Securities Exchange; or

(c)

the Common Shares being approved for listing on: (i) any other Recognised Investment Exchange (other than those referred to in (a) and (b) above) and their respective share dealing markets; (ii) any recognised overseas Investment exchange (as defined by section 292, Financial Services and Markets Act 2000); or (iii) any investment exchange included in the Financial Conduct Authority’s list of designated investment exchanges;

“Affiliate” means with respect to any Person, a Person that owns or controls directly or indirectly the first Person, any Person that controls or is controlled by or is under common control with the first Person, and control by any Person means the power of such Person directly or indirectly (i) to vote 50% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise);

“A Ordinary Shares” means A Ordinary Shares of US$0.0000045 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Articles” means the articles of association of the Company from time to time;

“Asset Sale” means the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

“Auditors” means the auditors of the Company from time to time;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day on which banks are generally open for business in London, the Cayman Islands and the United States (excluding Saturdays, Sundays and public holidays);

“Certificate” means a certificate evidencing the Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1;

“Common Shares” means common shares of US $0.0000045 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Company’s Account” means the Company’s US Dollar bank account with the following details:

Bank:	HSBC UK Bank plc
Account Name:	LumiraDx Group USD
Account Number:	74861102
IBAN:	GB23HBUK40127674861102
Sort Code:	401276
SWIFT:	HBUKGB4B

or such other account as the Company may notify the Warrantholders from time to time;

“Companies Act” means the Companies Law (as revised) of the Cayman Islands;

“Equity Shares” means in relation to the Company, the Company’s issued share capital from time to time;

“Exercise Date” means the date on which the Warrantholder gives notice, in accordance with Clause 3, of its intention to exercise any of its Subscription Rights from time to time;

“Event” means an Asset Sale or Offer;

“Expert” has the meaning given to it in Clause 2.3;

“Fully Diluted Share Capital” means the aggregate of each of the following (calculated on a treasury stock basis and from time to time):

(a)	all Equity Shares; plus

(b)

all shares capable of being issued by the Company pursuant to all outstanding rights to subscribe for, or convert any security into, Equity Shares (including the Warrants) as if all those outstanding rights had been exercised in full and/or such conversions had occurred;

“Initial Offering” shall have the meaning ascribed to it in the Loan Agreement;

“IPO Transaction” shall have the meaning ascribed to it in the Loan Agreement;

“Jefferies Warrants” means the warrants over Common Shares issued to Jefferies Finance LLC pursuant to a warrant instrument dated 6 November 2020;

“Loan” means the amounts made available to the Company pursuant to the Loan Agreement;

“Loan Agreement” means the loan agreement dated 23 March 2021 between LumiraDx Investment Limited, LumiraDx Group Limited, the Company, BioPharma Credit PLC, as Collateral Agent, BPCR LP and BioPharma Credit Investments V (as it may be amended and/or restated from time to time);

“Merger Agreement” shall mean the agreement and plan of merger by and among the Company, [Merger Sub] and CA Healthcare Acquisition Corp. dated [●] [●] 2021 (or any other merger agreement entered into by the Company in respect of any SPAC transaction);

“Merger Consideration” shall have the meaning ascribed to it in the Merger Agreement;

“New Company Warrants” shall have the meaning ascribed to it in the Merger Agreement;

“Notice of Subscription” has the meaning ascribed to it in Clause 3.1;

“Offer” means any transaction pursuant to which a third party acquires Equity Shares carrying over 50% of the voting rights in the Company, whether as a result of a sale of Equity Shares, a merger, a tender or exchange offer;

“Party” means any party to this Warrant Instrument;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof;

“Recognised Investment Exchange” shall have the meaning ascribed to it in section 285(1)(a) of the Financial Services and Markets Act 2000;

“Register” means the register of Persons for the time being the holders of the Warrants required to be maintained pursuant to this Warrant Instrument;

“Registration Rights Agreements” means those certain Registration Rights Agreements between the Company and the investors party thereto dated as of August 8, 2018 and November 30, 2020;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Series A Preferred Shares” means the Series A preferred shares of US$0.0000045 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Series B Preferred Shares” means the Series B preferred shares of US$0.0000045 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“SPAC Offering” shall have the meaning ascribed to it in the Loan Agreement;

“Special Resolution” means a resolution signed in writing by or on behalf of such Warrantholders holding more than 50% of the Warrants outstanding at such time;

“Subscription Price” means a subscription price which is [●]1;

“Subscription Rights” means the subscription rights of the Warrantholder as defined and described in Clause 2.2;

“SVB Warrants” means the warrants over Common Shares issued to Silicon Valley Bank pursuant to a warrant instrument dated 20 January 2020;

“U.S. National Securities Exchange” means a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934, as amended;

“Voting Securities” means, with respect to any Person, equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person;

“Warrantholder” means, in respect of a Warrant, BPCR LP or BioPharma Credit Investments V (as applicable), or such other Person(s) who appear in the Register as the holder of such Warrant as a result of any transfer made in accordance with and pursuant to this Warrant Instrument;

[1]	NTD: The Subscription Price shall be the price per Warrant Share equal to:

(a)	if the Initial Offering occurs within 12 months of the date of this Warrant Instrument, the lower of:

(i)

the amount calculated by dividing (1) the market capitalisation of the Company based on the Initial Offering price set by the underwriter in the underwriting agreement entered into by the Company and the underwriters in respect of the Initial Offering by (2) the Fully Diluted Share Capital of the Company as at the date of this Warrant Instrument, and

(ii)

the amount calculated by dividing (1) the sum of US$5 billion (being an assumed market capitalisation of the Company agreed by the parties for the purposes of this calculation) by (2) the Fully Diluted Share Capital of the Company as at the date of this Warrant Instrument; or

(b)	if the SPAC Offering occurs within 12 months of the date of this Warrant Instrument, the lower of:

(i)

the amount calculated by dividing (1) the combined market value of the Company and CA Healthcare (or any other SPAC) as set out in the Merger Agreement by (2) the Fully Diluted Share Capital of the Company as at the date of this Warrant Instrument, and

(ii)

the amount calculated by dividing (1) the sum of (x) $5 billion plus (y) an amount equal to the aggregate purchase price of all A Ordinary Shares and/or Common Shares issued by the Company in exchange for cash in equity financing transactions after the date the Merger Agreement is signed and prior to the approval thereof by the shareholders of the Company and the closing of the merger (being an assumed market capitalisation of the Company agreed by the parties for the purposes of this calculation), by (2) the Fully Diluted Share Capital of the Company as at the date of this Warrant Instrument; or

(c)

if neither the Initial Offering nor the SPAC Offering occurs within 12 months of the date of this Warrant Instrument, the amount calculated by dividing (1) the sum of US$4 billion (being an assumed market capitalisation of the Company agreed by the parties for the purposes of this calculation) by (2) the Fully Diluted Share Capital of the Company as at the date of this Warrant Instrument.

“Warrant” means a warrant to subscribe for one Warrant Share on the terms and conditions set out in this Warrant Instrument and “Warrants” shall be construed accordingly;

“Warrant Shares” means the Common Shares issuable by the Company upon the exercise of the Subscription Rights pursuant to this Instrument and “Warrant Share” shall be construed accordingly;

“2016 Warrants” means the warrants over A Ordinary Shares issued pursuant to a warrant instrument dated 3 October 2016;

“2019 Notes” means the 5% unsecured subordinated convertible loan notes due 2024 issued by the Company pursuant to a convertible loan note instrument dated 15 October 2019;

“2019 Warrants” means the warrants over A Ordinary Shares issued pursuant to warrant instruments dated 20 September 2019;

“2020 Notes” means the 10% convertible loan notes due 360 days from the date of issuance, issued by the Company pursuant to a convertible loan note instrument dated 1 July 2020; and

“2020 Warrants” means the warrants over Common Shares issued to holders of the 2020 Notes pursuant to a warrant instrument dated 1 July 2020.

1.2	In this Warrant Instrument, unless the context requires otherwise:

(a)

any expression or word used in this Warrant Instrument which is not defined in it but which has been defined in the Articles shall have the meaning given to it in the Articles unless the context requires otherwise;

(b)	headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this Warrant Instrument and shall be ignored in its construction;

(c)

references to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Warrant Instrument. The recitals and schedules form part of the operative provisions of this Warrant Instrument and references to this Warrant Instrument shall, unless the context otherwise requires, include references to the recitals and schedules;

(d)

references to statutes or statutory provisions include references to any orders or regulations made under them and any references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Warrant Instrument (subject as otherwise expressly provided in this Warrant Instrument) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provisions, order or regulation provided that nothing in this clause shall have the effect of increasing the liability of any Party;

(e)	the terms subsidiary and holding company have the meanings ascribed by section 1159 Companies Act 2006 and include parent and subsidiary undertakings as defined in section 1162 Companies Act 2006; and

(f)

in this Warrant Instrument, the words other, includes, including and in particular do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.	WARRANT ISSUE AND SUBSCRIPTION RIGHTS

2.1	Issue of Warrants

On the date of this Warrant Instrument, the Company hereby issues 462,000 Warrants to BPCR LP and 462,000 Warrants to BioPharma Credit Investments V and shall enter BPCR LP and BioPharma Credit Investments V in the Register as holders of such Warrants.

Entitlement to all rights attaching to any Warrants shall be evidenced by the issue by the Company to the Warrantholder of a Certificate. One Certificate shall be issued by the Company to each Warrantholder for all of the Warrants registered in its name.

2.2	Subscription Rights

Each Warrant confers the right (but not the obligation) (“Subscription Rights”) on the Warrantholder to subscribe in cash (other than as provided in Clause 3.2) at the Subscription Price for one Warrant Share on the terms set out in this Warrant Instrument.

2.3	Adjustment Event

(a)

If an Adjustment Event occurs, the provisions set out in Schedule 3 shall apply and the number and nominal value of Warrant Shares which the Warrantholder is entitled to subscribe for and the Subscription Price payable in respect of such subscription shall be adjusted by the Company in accordance with the provisions set out in Schedule 3.

(b)

If a Warrantholder notifies in writing the Company within 5 Business Days of receipt by that Warrantholder of an Adjustment Notice from the Company that there is a disputed matter (as defined in paragraph 4 of Schedule 3), the Company will, as soon as reasonably practicable and, in any event within 10 Business Days thereafter, refer the matter to an expert who is selected and appointed in accordance with this Clause 2.3 (the “Expert”) for the Expert to determine and certify to the Parties what is the correct adjustment to be made in accordance with this Clause 2.3 and Schedule 3 in respect of such Adjustment Event .

(c)	The Expert shall be (i) the Auditors or (ii) if the Auditors are unwilling (or unable) to perform such role, the Substitute (as defined in Clause 2.3(d) below).

(d)

If the Auditors are unwilling (or unable) to act as the Expert, the Company shall notify in writing the Warrantholders within 5 Business Days of becoming aware of such fact. The Company and the Warrantholders shall agree between them which other reputable, independent and internationally recognised firm of accountants shall be appointed as the Expert in respect of the disputed matter (as defined in paragraph 4 of Schedule 3). If no such agreement is reached within 10 Business Days, at the request of the Company or any Warrantholder, the President of the Institute of Chartered Accountants of England and Wales shall nominate and determine who shall be the Expert in respect of the disputed matter (as defined in paragraph 4 of Schedule 3). The reputable, independent and internationally recognised firm of accountants selected pursuant to this Clause 2.3(d) shall be the “Substitute”.

3.	EXERCISING SUBSCRIPTION RIGHTS

3.1	Timing

Subject to Clause 3.5, a Warrantholder may at any time either: (i) on or after the date of this Warrant Instrument; or (ii) upon the occurrence of an Event (provided that an exercise of Subscription Rights which is conditional upon the occurrence of an Event shall be deemed to take effect immediately prior to the occurrence of the relevant Event occurring), exercise its Subscription Rights in whole or in part, by delivering to the Company a notice substantially in the form contained in the Certificate (“Notice of Subscription”) together with:

(a)	the Certificate for the Warrants in respect of which Subscription Rights are being exercised; and

(b)

except as contemplated by Clause 3.2, a payment by telegraphic transfer to the Company’s Account (or such other mode of payment as the Company and the Warrantholder shall agree) of the aggregate Subscription Price in respect of the Subscription Rights which are being exercised.

3.2

On any exercise of the Warrantholder’s Subscription Rights, in lieu of payment of the aggregate Subscription Price in the manner specified in Clause 3.1(b) above, but otherwise in accordance with the requirements of this Clause 3.2, the Warrantholder may elect to authorise the Company to sell such number of Warrant Shares as it indicates and deduct from such sale proceeds an amount equal to the aggregate Subscription Price payable for the Warrant Shares that have been sold (with the Company retaining such amounts), and with the net sale proceeds after such deduction being used to fund the aggregate Subscription Price payable for the balance of the Warrant Shares that the Warrantholder wishes to subscribe for. The provisions of this Clause 3.2 shall only apply after Admission and to the extent the relevant sale is in compliance with applicable securities laws.

3.3

For the avoidance of doubt, where part only of the Warrantholder’s total Warrants are exercised, the Company shall update the Register to record the remaining Warrants of the Warrantholder following the partial exercise of its Subscription Rights and shall issue to the Warrantholder an updated Certificate confirming the remaining Warrants in respect of which it is recorded in the Register as the holder on the terms set out in this Warrant Instrument.

3.4	Irrevocable Election

Except to the extent conditional upon the occurrence of an Event, delivery of the items specified in Clause 3.1 to the Company shall, other than with the Company’s written consent, be an irrevocable election by the Warrantholder to exercise the relevant Subscription Rights.

3.5	Lapse

All Subscription Rights not exercised shall lapse on the date falling ten years from the date of this Warrant Instrument.

4.	ISSUE OF SHARES UPON EXERCISE OF SUBSCRIPTION RIGHTS

4.1	Allotment and Issue

Following receipt of a validly completed and signed and dated Notice of Subscription (including complying with the requirements of Clause 3.1), the Company shall:

(a)

as soon as is reasonably practicable but in any event within five (5) Business Days after the Exercise Date, resolve to allot and issue to the Person identified in the relevant Notice of Subscription (“Allottee(s)”) the Warrant Shares specified in the Notice of Subscription and to enter the Allottee(s)’ name in the register of members of the Company as the holder of the Warrant Shares issued to such Allottee(s); and

(b)

within ten (10) Business Days of the allotment and issue of the Warrant Shares pursuant to this Clause 4, at the Company’s cost, send to the address stipulated in the Notice of Subscription share certificate(s) in respect of the Warrant Shares issued (if such Warrant Shares are held in certificated form) and (in the event of a partial exercise by the Warrantholder) a balancing Certificate in respect of those Warrants which remain unexercised.

4.2	Rights attaching to Warrant Shares

The Warrant Shares allotted pursuant to the exercise of the Subscription Rights shall:

(a)	be allotted and issued fully paid;

(b)	rank pari passu with the fully paid Common Shares then in issue and have the rights set out in the Articles relating to the Common Shares; and

(c)

subject to the Articles, be entitled to receive any dividend or other distribution which has previously been announced or declared provided that the record date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the date on which such Warrant Shares are allotted and issued.

4.3	Rounding

If the number of Warrant Shares falling to be allocated to the Warrantholder (or at its direction) on an exercise of Subscription Rights would otherwise require a fraction of a Warrant Share to be allotted, the number of Warrant Shares to be so allotted will be rounded down to the nearest whole number of Warrant Shares.

5.	WARRANTIES BY BIOPHARMA CREDIT AND BIOPHARMA CREDIT INVESTMENTS V; WARRANTIES BY THE COMPANY; LEGEND

5.1	Warranties by BPCR LP and BioPharma Credit Investments V

Each of BPCR LP and BioPharma Credit Investments V warrants severally, and not jointly or jointly and severally, to the Company as at the date of this Warrant Instrument that:

(a)

It is acquiring Warrants for its own account and that such Warrants are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof, subject, nevertheless, to the conditions that the disposition of its property shall at all times be within its control, and that it may at any time transfer its Warrants, provided that any such transfer complies with applicable securities laws and the terms of this Warrant Instrument and, to the extent applicable, the Articles. The acquisition by each of BPCR LP and BioPharma Credit Investments V of Warrants shall constitute a confirmation of this warranty;

(b)

It understands that no federal or state agency has approved, disapproved or made any findings or determinations as to the fairness for investment, nor any recommendation of endorsement of the merits of the offering of the Warrants; Any warranty to the contrary is a criminal offence;

(c)

It is an “accredited investor” for purposes of Regulation D of the Securities Act (“Regulation D”) and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment to be made hereunder and is financially able to undertake the risks involved in such an investment. It further understands that (a) the Warrants have not been registered under the Securities Act, or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (b) the Warrants must be held indefinitely unless: (i) a registration statement covering such securities is effective under the Securities Act and such state law; (ii) an exemption from registration under the Securities Act and such state law is available; (iii) the Subscription Rights are exercised pursuant to the terms of this Warrant Instrument; or (iv) the Warrants are transferred pursuant to the terms of this Warrant Instrument;

(d)

The Company has granted it and its attorneys or other representatives access to all information about the Company and its subsidiaries which it has requested and which was relevant to its decision to acquire the relevant Warrants and to exercise the Warrants at the aggregate Subscription Price. It and its attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning such information and the Company’s financial condition and prospects. It is satisfied that it has received information with respect to all matters that it considers material to its decision to make this investment; and

(e)

It (a) is qualified by its knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Warrants and to make an informed decision relating thereto, (b) has the financial capability for making the investment and protecting its interests, and (c) can afford a complete loss of the investment. The investment is a suitable one for it.

5.2	Warranties by the Company

The Company warrants to the Warrantholders as at the date of this Warrant Instrument that:

(a)

its issued share capital as at the date of this Warrant Instrument comprises of 82,213,340 A Ordinary Shares, 46,797,960 Series A Preferred Shares, 7,261,760 Series B Preferred Shares and no Common Shares. The only Common Shares that the Company is obliged to issue as at the date of this Warrant Instrument are (i) Common Shares to be issued as Merger Consideration; (ii) Common Shares to be issued upon the exercise of the New Company Warrants; (iii) Common Shares resulting from the conversion of the 2019 Notes, the 2020 Notes and the Series B Preferred Shares and 3,636,160 Common Shares arising from the exercise of the 2020 Warrants, 220,000 Common Shares arising from the exercise of the Jefferies Warrants and 88,000 Common Shares arising from the exercise of the SVB Warrants. The only A Ordinary Shares which the Company is obligated to issue in addition to the A Ordinary Shares set out above are 46,797,960 A Ordinary Shares arising from conversion of the Series A Preferred Shares, 50,821,980 A Ordinary Shares arising from the exercise of options granted by the Company, 2,874,740 A Ordinary Shares arising from exercise of the 2016 Warrants and 502,480 A Ordinary Shares arising from the exercise of the 2019 Warrants;

(b)

the registered holders of shares (as defined in the Articles) in the Company have passed shareholder resolutions on [●] [●] 2021 to waive all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of the Warrants and the Warrant Shares pursuant to the Warrant Instrument;

(c)	the Company has, and will have, on the exercise of the Subscription Rights, sufficient authorised share capital to enable the issue and allotment of the Warrant Shares; and

(d)	the Board has, and will have, on the exercise of the Subscription Rights, the authority to allot the Warrant Shares.

5.3	Legend

Each Certificate shall bear the following legend or a legend substantially similar thereto: “The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the warrant instrument between LumiraDx Limited (as the Company and BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP (as the Warrantholders) dated ______, 2021 (the ”Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act of 1933, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.”

6.	RESTRICTIONS AND OBLIGATIONS OF THE COMPANY

6.1	Undertakings

For so long as any Subscription Rights remain outstanding, the Company will comply with the undertakings in this Clause 6.

6.2	Covenants

Subject to Clause 6.3, as long as any Warrants remain outstanding, the Company covenants on a continuing basis to each Warrantholder as follows:

(a)

it will procure that at all times there are available for issue sufficient Common Shares free from pre-emptive rights to satisfy in full the exercise of all Subscription Rights in respect of all outstanding Warrants (taking into account any other obligations of the Company to issue any shares in the Company), and that at all times the Board has all requisite authority to allot all such Common Shares;

(b)

it will not permit any Adjustment Event to the extent that its effect would be that following any relevant adjustment in accordance with the terms of this Warrant Instrument on the exercise of any Subscription Rights the Company would be required to allot Warrant Shares at a discount to their nominal value at the relevant time;

(c)

it will notify each Warrantholder in writing of any proposed issue of shares or other securities to the holders of Common Shares only as a class by way of a rights issue at least 10 Business Days prior to the proposed date of such issue; and

(d)

if it is proposed that there shall be a reorganisation or other restructuring of the Company and its subsidiaries involving the acquisition of the Company by a new holding company, the Company shall ensure that the Warrantholder’s Warrants are exchanged (to the extent not yet exercised) for warrants over the same proportion of the Fully Diluted Share Capital of the new holding company as the Warrant Shares to which the Warrants relate constituted as a percentage of the Fully Diluted Share Capital immediately prior to such reorganisation or other restructuring of the Company, such warrants to be subject to the same terms and conditions as the Warrants (apart from the issuer of such warrants). For the purposes of this Clause 6.2(d) the references to “the Company” in the definitions of Fully Diluted Share Capital and Equity Shares shall be read as references to the new holding company of the Company.

6.3	Events and Adjustment Events

(a)

The Company will notify each Warrantholder in writing as soon as reasonably practicable and in any event no later than the publication of any regulatory news service announcement in respect of a proposed Event specifying the proposed date and nature of such Event, provided that nothing in this Clause 6.3(a) shall require the Company to provide any information relating to the proposed Event which has not already been made public pursuant to a regulatory news service announcement and provided further that such notice shall be provided a minimum of ten (10) Business Days prior to the consummation of the transaction subject to such Event.

(b)

In respect of any Event, the Company shall procure that (i) appropriate provision is made in connection with the Event such that each Warrantholder shall, following the announcement of the Event be entitled, upon exercise of its Subscription Rights in full, to receive the number of shares or other securities of the Company, or property (including cash) as to which the Warrantholder would have been entitled if the Warrantholder had exercised all of its Subscription Rights immediately prior to (a) in the event of an Offer, the record date of such Offer (and was able to participate in the Offer) or (b) in the event of an Asset Sale, the completion of such Asset Sale such that the Warrantholder is entitled to participate as a shareholder in any distribution to the holders of Common Shares following such Asset Sale, or (ii) appropriate provision is made in connection with the Event such that, upon the consummation thereof, and without any exercise of any Subscription Rights by the Warrantholder or other action, the Warrantholder shall be entitled (a) in the event of an Offer, to receive the consideration under the Offer to which the Warrantholder would have been entitled if the Warrantholder had exercised its Subscription Rights in full immediately prior to the record date of such Offer net of the aggregate Subscription Price of the Warrant Shares that would have been payable on such exercise or (b) in the event of an Asset Sale, to receive the cash amount of any distribution made by the Company following completion of the Asset Sale to which the Warrantholder would have been entitled if the Warrantholder had exercised its Subscription Rights in full immediately prior to completion of the Asset Sale net of the aggregate Subscription Price of the Warrant Shares that would have been payable on such exercise. Each Warrantholder agrees that (a) in the event of an Offer, an amount equal to such aggregate Subscription Price for its Warrants may be deducted from the Offer consideration and paid to the Company and (b) in the event of an Asset Sale, an amount equal to such aggregate Subscription Price for its Warrants may be deducted from any cash amount to be distributed to such Warrantholder in respect of the Asset Sale.

6.4	Shareholders, Board and Management Meetings

(a)	The Warrantholder shall have the right to:

(i)

receive notice of all shareholders meetings of the Company and class meetings of the holders of Common Shares but shall not be entitled to attend, speak or vote at those meetings in its capacity as a Warrantholder; and

(ii)

receive (at the same time as the relevant shareholders) a copy of any proposed written resolution of the shareholders or any proposed written class consent of the holders of Common Shares but shall not be entitled to vote on those resolutions in its capacity as a Warrantholder.

(b)

The Company shall send to each Warrantholder copies of its annual report and accounts (together with all documents required by applicable law to be annexed to that report and accounts) and every notice and other document sent to the holders of the Common Shares (in their capacity as members of the Company), in each case at the same time as it is sent to those holders.

6.5	Transfer of Warrants

(a)

Until such time as an IPO Transaction has occurred, the Warrants shall be freely transferable, in whole or in part, in accordance with the transfer provisions set out in paragraph 2 of Schedule 2 to any of the following Persons:

(i)

any Affiliate of the Warrantholder and if such Affiliate is no longer an Affiliate of the Warrantholder, such Affiliate shall transfer such Warrants back to the Warrantholder or to an Affiliate of the Warrantholder;

(ii)

a Person (as defined in the Loan Agreement) to whom all or a portion of the Loan has been transferred by the Warrantholder or any of its Affiliates pursuant to and in accordance with the Loan Agreement; and

(iii)	any Person approved by the Board.

(b)

In the event that an IPO Transaction occurs, and with effect from completion thereof, the Warrants shall be freely transferable, in whole or in part, in accordance with the transfer provisions set out in paragraph 2 of Schedule 2, provided that any such proposed transfer is in compliance with applicable securities laws.

(c)

Subject to Clause 6.5(a) or Clause 6.5(b) above (as applicable) and further subject to compliance with federal and applicable state or foreign securities laws, and, as applicable, the provisions of the Warrants and the Articles, a Warrantholder may surrender any of its Warrants at the principal office of the Company for transfer or exchange by delivering the Certificate in respect of such Warrants. Within a reasonable time (and in any event within 5 Business Days) of the Warrantholder giving notice to the Company of its intention to make such transfer or exchange and the delivery of the Certificate representing such Warrants and without expense (other than transfer taxes, if any) to such Warrantholder, the Company shall issue in exchange therefor another Certificate in respect of such Warrants and the corresponding Warrant Shares. Subject to Clause 6.5(a) or Clause 6.5(b) above (as applicable), the new Certificate(s) shall be issued in the name of such Person(s) or registered assignee(s), as the transferor Warrantholder of such surrendered Warrants may designate in writing.

7.	REGISTRATION RIGHTS

If at any time the Company files a registration statement to register the resale of any Common Shares pursuant to any of the Registration Rights Agreements, the Company shall, subject to applicable securities laws, include the Warrant Shares in such registration as if each Warrantholder had been party to the Registration Rights Agreements.

8.	MODIFICATION OF RIGHTS

This Warrant Instrument may be modified only with the prior sanction of a Special Resolution.

9.	LIQUIDATION

9.1	Liquidation and Dissolutions

If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then the provisions of Clause 9.2 or 9.3 shall apply.

9.2	Sanctioned Agreement

If the winding-up or dissolution is for the purpose of a solvent reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by a special resolution of the Company, the terms of the scheme of arrangement will be binding on the Warrantholder.

9.3	Non Sanctioned Agreement

If Clause 9.2 does not apply, the Company shall immediately notify each Warrantholder, in writing, that such an order has been made or resolution has been passed or other dissolution is to be effected. Each Warrantholder shall be entitled at any time within three months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised their Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Common Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Warrant Shares if they had exercised their Subscription Rights. Nothing contained in this paragraph shall have the effect of requiring the Warrantholder to make any actual payment to the Company. If no such notice is given by a Warrantholder within the three month period specified above, the Subscription Rights held by that Warrantholder shall lapse without claim if an order is made or an effective resolution is passed for the winding-up or the dissolution of the Company.

10.	CERTIFICATES

10.1	Issues of Certificates

Within five Business Days of entering the name of the Warrantholder in the Register of the Company, the Company shall issue to the Warrantholder a Certificate in respect of the Warrants in respect of which it is recorded in the Register as the holder.

10.2	Lost Certificates, etc

If a Certificate is mutilated, defaced, lost, stolen or destroyed the Company will replace it provided that:

(a)

the Warrantholder seeking the replacement provides the Company with such evidence and indemnity in respect of the mutilation, defacement, and in the case of loss, theft or destruction, such indemnity, as the Company may reasonably require;

(b)	the Warrantholder seeking the replacement pays the Company’s reasonable costs in connection with the issue of the replacement;

(c)	mutilated or defaced Certificates in respect of which replacements are being sought are surrendered.

11.	NOTICES

11.1	Mode of Service

Subject to Clause 11.2 any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be in writing and shall be delivered personally or sent by prepaid first class post:

(a)	In the case of the Company to:

Name:	LumiraDx Limited

Address:	c/o 3 More London Riverside, London SE1 2AQ, England

Name:	General Counsel

with a copy by email to Veronique Ameye at the following email address: Veronique.ameye@lumiradx.com (or such other email address as the Company may provide to the Warrantholders from time to time);

(b)	in the case of a Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to its last known place of business or residence.

11.2	Procedure if no known address

If no address has been notified to the Company by a Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument may be given to that Warrantholder by the Company by exhibiting it for ten Business Days at the registered office of the Company.

11.3	Deemed Service

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant Party;

(b)	if sent by first class post, ten Business Days after the date of posting;

(c)	if sent by electronic mail, as soon as the sender receives from the sender’s computer a report of an error free email transmission to the correct email address; or

(d)	if Clause 11.2 applies, at the expiry of the ten Business Day period referred to in that clause,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.30 pm such notice, demand or other communication shall be deemed to be given or made at 9.30 am on the next Business Day.

11.4	Joint Registered Holders

All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such Persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

11.5	Successors

Any Person who becomes entitled to any Warrant (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of that Warrant before its name and address is entered on the Register.

12.	INVALIDITY

Where any provision of this Warrant Instrument is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Warrant Instrument and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Warrant Instrument and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Warrant Instrument.

13.	ASSIGNMENT

No Party may without the prior written consent of the other parties assign or transfer or grant any security interest over any of its rights or obligations under this Warrant Instrument. Notwithstanding the foregoing, any Warrantholder may assign or transfer its rights and obligations under this Warrant Instrument to a transferee of all of the Warrantholder’s Warrants pursuant to a transfer made in accordance with Clause 6.5 above.

14.	THIRD PARTY

The parties to this Warrant Instrument expressly agree for the purposes of the Contracts (Rights of Third Parties) Act 1999 that they do not intend any Person other than a party to this Warrant Instrument or a Warrantholder from time to time to be able to enforce any term of this Warrant Instrument.

15.	GOVERNING LAW

This Warrant Instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	ENFORCEMENT

The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant instrument (including a dispute relating to the existence, validity or termination of this Warrant Instrument or any non-contractual obligation arising out of or in connection with this Warrant Instrument).

SCHEDULE 1

FORM OF CERTIFICATE

The securities represented hereby have not been registered under the Securities Act, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the warrant instrument between LumiraDx Limited (as the Company and BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP (as the Warrantholders) dated _____, 2021 (the ”Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.

LUMIRADX LIMITED

Registered in the Cayman Islands (No. 314391)

WARRANT CERTIFICATE

Warrant Certificate Number [•]

This is to certify that the person named below is a Warrantholder for the purpose of the warrant instrument between LumiraDx Limited (as the Company and BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP (as the Warrantholders) dated __________________ 2021 (“Warrant Instrument”) and has the right to subscribe in cash at the aggregate Subscription Price for such number of the Warrant Shares (as defined in the Warrant Instrument) specified below on the terms set out in the Warrant Instrument. The Warrants are issued with the benefit of, and subject to, the provisions contained in this Warrant Instrument. Unless the context otherwise requires terms defined in the Warrant Instrument shall have the same meanings in this Certificate.

Warrantholder

Name:

Address:

Warrants

Number of Warrants represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.3 of the Warrant Instrument)

Aggregate Subscription Price payable in respect of the Warrant Shares represented by this Certificate: $[•]

(Subject to adjustment in accordance with Clause 2.3 of the Warrant Instrument)

Date of Issue

Executed and delivered as a Deed	)
Authorised Signatory

On [insert date]

LumiraDx Limited

acting by an Authorised Signatory

Notes:

(1)	The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)	All transfers must be accompanied by this Certificate.

NOTICE OF SUBSCRIPTION

(To be printed on the back of the Certificate)

We hereby exercise the Subscription Rights as set out below* pursuant to this Certificate and confirm payment by [telegraphic transfer to the Company’s account] [other method of payment agreed by the Company, including an instruction to sell Warrant Shares to fund the Subscription Price in accordance with Clause 3.2] of $[•] being the Subscription Price payable in respect of the aggregate Subscription Rights we are exercising.

We confirm payment by [telegraphic transfer to the Company’s account] [other method of payment agreed by the Company] of $[•] being [all/ $[•]] of the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising pursuant to this Notice of Subscription.

[We hereby instruct you to sell [•] Warrant Shares to fund [all/$[•] of] the aggregate Subscription Price payable for [all/[•]] of the Warrant Shares that we are subscribing for pursuant to this Notice of Subscription in accordance with Clause 3.2.]

[This exercise is conditional upon the Event referred to in the notice from the Company dated [date] taking place.]

We acknowledge that the legal and beneficial title to the Common Shares to be issued pursuant to this exercise are accepted subject to the Articles.

We direct the Company pursuant to this exercise to allot and issue the number of Common Shares to be issued pursuant to this exercise to the following proposed allottees. Any proposed allottee must be a Person permitted in accordance with Clause 6.5 of the Warrant Instrument:

	[•] Number of Common Shares••	Name of Proposed Allottee	Address of Proposed Allottee
1.
2.
3.
4.

Share certificates should be sent to [include details]

Signed

Print Name

Address:

[*	Details of all Subscription Rights being exercised should be inserted.]
[••	Number of shares over which Subscription Rights are to be exercised.]

SCHEDULE 2

THE REGISTER AND TRANSFERS

1.	Register

1.1	An accurate register of the holders of the Warrants from time to time (the Register) will be kept by the Company at its registered office in which the Company shall enter:

(a)	the names and addresses of the Persons for the time being entitled to be registered as the holders of the Warrants;

(b)	the number of Warrants held by every registered holder; and

(c)	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in his name.

1.2

Any change in the name or address of a Warrantholder shall be notified by that Warrantholder as soon as reasonably practicable following such change to the Company which shall promptly cause the Register to be amended accordingly. Each Warrantholder and any Person authorised by any Warrantholder may at all reasonable times during office hours inspect the Register and take copies of or extracts from it or any part of it.

1.3

The Company may treat the registered Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other Person, whether or not it shall have express or other notice of such a claim.

1.4

Each Warrantholder will be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.	Transfers

2.1	The Warrants may only be transferable in whole or in part by any Warrantholder to any other Person permitted in accordance with Clause 6.5 of the Warrant Instrument.

2.2	Every transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved by the Board.

2.3

The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

2.4	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Board require registration.

2.5	The registration of a transfer shall be conclusive evidence of the approval by the Board of such a transfer.

3.	Stock Exchange Dealings

Provided that at the time of issue of Warrant Shares pursuant to the exercise of any Subscription Rights, the Common Shares (or any of them) are quoted on the Official List of the United Kingdom Listing Authority, admitted to trading on the Alternative Investment Market operated by The London Stock Exchange plc, and/or permission or approval has been granted for dealings therein or listing on any U.S. National Securities Exchange or any Recognised Investment Exchange in any part of the world, the Company will apply to such exchange or body for permission to deal in, approval to list or for quotation of and Admission of such Warrant Shares (as the case may be) and shall use its commercially reasonable efforts to secure such permission or quotation as soon as reasonably practicable after the issue of such Warrant Shares (which, for the avoidance of doubt, shall include paying any fee in connection thereto).

SCHEDULE 3

ADJUSTMENTS TO WARRANT SHARES AND SUBSCRIPTION PRICE

1.

If there is an Adjustment Event whilst any of the Warrants are outstanding, the number and nominal value of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights and the Subscription Price will be adjusted, with effect from the date and time of the Adjustment Event, in such manner as the Board determines (acting in good faith) such that, after such adjustment:

(a)	the total number of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights conferred by the outstanding Warrants:

(i)

will carry as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable in respect of all the Fully Diluted Share Capital) of the votes available to be cast at a general meeting of the Company; and

(ii)	will carry the same entitlement (expressed as a percentage of the total entitlement conferred on the Fully Diluted Share Capital) to participate in the profits and assets of the Company;

as would the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the outstanding Warrants had there been no such Adjustment Event giving rise to such adjustment; and

(b)

the aggregate Subscription Price payable in order to subscribe for all the Warrant Shares subject to outstanding Subscription Rights will be as nearly as possible the same as it was immediately prior to such adjustment.

(c)	the Register will be updated accordingly by the Company.

2.

In calculating the aggregate entitlement to additional Subscription Rights under paragraph 1 above, any entitlement to a fraction of a Warrant Share shall be rounded down to the nearest whole Warrant Share.

3.	The Company will send each Warrantholder written notice of:

(a)	as soon as reasonably practicable after (and, in any event within 10 Business Days of) the date on which the Adjustment Event is effected:

(i)	the details of the Adjustment Event;

(ii)	the details of the adjustments to the Subscription Rights and the Subscription Price made and as determined by the Board in accordance with paragraphs 1 and 2 of this Schedule 3,

(an “Adjustment Notice”) together with:

(b)	a replacement Certificate evidencing the Warrantholder’s adjusted Subscription Rights.

4.

If a Warrantholder notifies in writing the Company within 5 Business Days of an Adjustment Notice being delivered to it the Company that it disagrees (a “disputed matter”) with the calculation of the adjustment to the Subscription Rights and/or the Subscription Price calculated in accordance with paragraphs 1 and 2 of this Schedule 3, the Company will, as soon as reasonably practicable and in any event within 10 Business Days thereafter, refer the matter for determination to an Expert. The Expert shall be appointed in accordance with Clause 2.3.

5.	In respect of any disputed matter referred to the Expert:

(a)

the Company and the Warrantholders will each co-operate with the Expert in resolving the disputed matter as soon as reasonably possible and for that purpose will provide to them all such information and documents as they may reasonably require;

(b)	the Expert shall act as experts and not as arbitrators and their decision shall (in the absence of manifest error) be final and binding on the Company and all Warrantholders; and

(c)	the Expert’s fees shall be borne by the Company.

Executed and delivered by the Company, BPCR LP and BioPharma Credit Investments V as a Deed on the date stated at the beginning of this Deed.

Executed as a Deed by	)

LumiraDx Limited	)	Authorized Signatory

acting by its Authorized Signatory

[Signature page to Warrant Instrument]

BPCR LIMITED PARTNERSHIP,

Executed as a deed

By: Pharmakon Advisors, LP,
its Investment Manager

By: Pharmakon Management I, LLC,
its General Partner

By

Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

[Signature page to Warrant Instrument]

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,

Executed as a deed

By: BioPharma Credit Investments V GP LLC,
its general partner

By: Pharmakon Advisors, LP,
its Investment Manager

By

Name: Pedro Gonzalez de Cosio
Title: CEO and Managing Member

[Signature page to Warrant Instrument]